                                                                   EXHIBIT 4(a)
                            THE LAMSON & SESSIONS CO.

                           1998 INCENTIVE EQUITY PLAN


         SECTION 1. PURPOSE.

         The Lamson & Sessions Co. 1998 Incentive Equity Plan (the "Plan") is intended to encourage key executives and managerial employees of The Lamson & Sessions Co. (the "Company") and its subsidiaries to become owners of stock of the Company in order to increase their interest in the Company's long-term success, to provide incentive equity opportunities that are competitive with other similarly situated corporations and to stimulate the efforts of such employees by giving suitable recognition for services that contribute materially to the Company's success.

         SECTION 2. DEFINITIONS.

         For purposes of the Plan, the following terms are defined as set forth below:

                  "APPRECIATION RIGHT" means a right granted pursuant to
         Section 5 of this Plan, and includes both Tandem Appreciation Rights and Free-Standing Appreciation Rights.

                  "BASE PRICE" means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right and a Tandem Appreciation Right.

                  "BOARD" means the Board of Directors of the Company.

                  "CHANGE IN CONTROL" has the meaning provided in Section 13 of this Plan.

                  "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

                  "COMMITTEE" means the committee (or subcommittee) described in
         Section 17(a) of this Plan.

                  "COMMON SHARES" means (i) common shares, without par value, of the Company and (ii) any security into which such common shares may be converted by reason of any transaction or event of the type referred to in Section 11 of this Plan.

                  "COVERED EMPLOYEE" means a Participant who is, or is determined by the Committee to be likely to become, a "covered employee" within the meaning of Section 162(m) of the Code (or any successor provision).

                  "DATE OF GRANT" means the date specified by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares or Performance Units or a grant or sale of Restricted Shares or Deferred Shares becomes effective (which date may not be earlier than the date on which the Committee takes action with respect thereto).

                  "DEFERRAL PERIOD" means the period of time during which Deferred Shares are subject to deferral limitations under Section 7 of this Plan.

                  "DEFERRED SHARES" means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares at the end of a specified Deferral Period.

                  "DIRECTOR" means a member of the Board of Directors of the Company.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

                  "FREE-STANDING APPRECIATION RIGHT" means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.

                  "INCENTIVE STOCK OPTIONS" means Option Rights that are intended to qualify as "incentive stock options" under Section 422 of the Code or any successor provision.

                  "IMMEDIATE FAMILY" has the meaning stated in Rule 16a-1(e) of the Securities and Exchange Commission promulgated under Section 16 of the Exchange Act (or any successor rule to the same effect), as in effect from time to time.

                  "MANAGEMENT OBJECTIVES" means any performance objectives established by the Committee pursuant to Section 9 of this Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares or dividend credits pursuant to this Plan.

                  "MARKET VALUE PER SHARE" means, as of any particular date, the fair market value of the Common Shares as determined by the Committee.

                  "OPTIONEE" means the optionee named in an agreement evidencing an outstanding Option Right.

                  "OPTION PRICE" means the purchase price payable upon the exercise of an Option Right.

                  "OPTION RIGHT" means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 of this Plan.

                  "PARTICIPANT" means a person who is selected by the Committee to receive benefits under this Plan and who is at the time an officer, including without limitation an officer who may also be a member of the Board, or other key employee of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities within 90 days of the Date of Grant.

                  "PERFORMANCE PERIOD" means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.

                  "PERFORMANCE SHARE" means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

                  "PERFORMANCE UNIT" means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 8 of this Plan.

                  "RESTRICTED SHARES" means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such
         Section 6 has expired.

                  "RULE 16b-3" means Rule 16b-3 of the Securities and Exchange Commission promulgated under Section 16 of the Exchange Act (or any successor rule to the same effect), as in effect from time to time.

                  "SPREAD" means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

                  "SUBSIDIARY" means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options "Subsidiary" means any corporation in which the Company owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation at the time of such grant.

                  "TANDEM APPRECIATION RIGHT" means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.

                  "VOTING POWER" means, at any time, the total votes relating to the then-outstanding securities entitled to vote generally in the election of Directors.

                  "VOTING STOCK" means, at any time, then-outstanding securities entitled to vote generally in the election of Directors.

         SECTION 3. SHARES AVAILABLE UNDER THE PLAN.

                  (a) Subject to adjustment as provided in Section 11 of this Plan, the number of Common Shares that may be issued or transferred (i) upon the exercise of Option Rights or Appreciation Rights, (ii) as Restricted Shares and released from substantial risks of forfeiture thereof, (iii) as Deferred Shares, (iv) in payment of Performance Shares or Performance Units that have been earned, or (v) in payment of dividend equivalents paid with respect to awards made under this Plan may not exceed in the aggregate 650,000 Common Shares. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. Upon the payment of any Option Price by the transfer to the Company of Common Shares or upon satisfaction of any withholding amount by means of transfer or relinquishment of Common Shares, there will be deemed to have been issued or transferred under this Plan only the net number of Common Shares actually issued or transferred by the Company.

                  (b) Notwithstanding anything in this Section 3 or elsewhere in this Plan to the contrary, and subject to adjustment as provided in
         Section 11 of this Plan, (i) the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options may not exceed 650,000 Common Shares, (ii) the number of Restricted Shares that are not conditioned on the attainment of Management Objectives plus the number of Deferred Shares may not (after taking any forfeitures into account) exceed in the aggregate 225,000 Common Shares and (iii) no Participant shall be granted Option Rights and Appreciation Rights, in the aggregate, for more than 250,000 Common Shares during any period of 3 years.

                  (c) Notwithstanding any other provision of this Plan to the contrary, in no event shall any Participant in any calendar year receive an award of Performance Shares or Performance Units having an aggregate maximum value as of their respective Dates of Grant in excess of $500,000.

         SECTION 4. OPTION RIGHTS.

         The Committee may from time to time authorize grants to Participants of options to purchase Common Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

                  (a) Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

                  (b) Each grant will specify an Option Price per Common Share, which will be equal to or greater than the Market Value per Share on the Date of Grant.

                  (c) Each grant will specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the

         Company, (ii) nonforfeitable, unrestricted Common Shares that are already owned by the Optionee and have a value at the time of exercise that is equal to the Option Price, (iii) any other legal consideration that the Committee may deem appropriate, including without limitation any form of consideration authorized under Section 4(d) below, on such basis as the Committee may determine in accordance with this Plan and
         (iv) any combination of the foregoing. For purposes of this Section 4, constructive delivery of shares will be deemed equivalent to actual delivery.

                  (d) On or after the Date of Grant, the Committee may determine that payment of the Option Price of any Option Right (other than an Incentive Stock Option) may also be made in whole or in part in the form of Restricted Shares or other Common Shares that are subject to risk of forfeiture or restrictions on transfer. Unless otherwise determined by the Committee on or after the Date of Grant, whenever any Option Price is paid in whole or in part by means of any of the forms of consideration specified in this Section 4(d), the Common Shares received by the Optionee upon the exercise of the Option Rights will be subject to the same risks of forfeiture or restrictions on transfer as those that applied to the consideration surrendered by the Optionee except that such risks of forfeiture and restrictions on transfer will apply only to the same number of Common Shares received by the Optionee as applied to the forfeitable or restricted Common Shares surrendered by the Optionee.

                  (e) Any grant may provide for deferred payment of the Option Price from the proceeds of sale through a broker of some or all of the Common Shares to which the exercise relates.

                  (f) Successive grants may be made to the same Participant regardless of whether any Option Rights previously granted to such Participant under the Plan or any similar predecessor plan remain unexercised.

                  (g) Each grant will specify the period or periods of continuous employment of the Optionee by the Company or any Subsidiary that are necessary before the Option Rights or installments thereof will become exercisable, and any grant may provide for the earlier exercise of such Option Rights in the event of a Change in Control.

                  (h) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

                  (i) Option Rights granted under this Plan may be (i) options, including without limitation Incentive Stock Options, that are intended to qualify under particular provisions of the Code (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing.

                  (j) On or after the Date of Grant of any Option Rights other than Incentive Stock Options, the Committee may provide for the payment to the Optionee of dividend equivalents on such Option Rights in cash or Common Shares on a current, deferred or contingent basis, or the Committee may provide that such equivalents will be credited against the Option Price.

                  (k) The exercise of an Option Right will result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

                  (l) No Option Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

                  (m) Each grant of Option Rights will be evidenced by an agreement executed on behalf of the Company by any officer of the Company and delivered to and accepted by the Optionee and containing such terms and provisions, consistent with this Plan, as the Committee may approve.

         SECTION 5. APPRECIATION RIGHTS.

                  (a) The Committee may authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted under this Plan, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right is a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights except that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right is a right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

                  (b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements contained in the following provisions:

                        (i) Any grant may specify that the amount payable on
                  exercise of an Appreciation Right may be paid by the Company in cash, in Common Shares or in any combination of the foregoing and may either grant to the Participant or retain in the Committee the right to elect among those alternatives.

                        (ii) Any grant may specify that the amount payable on
                  exercise of an Appreciation Right may not exceed a maximum specified by the Committee on the Date of Grant.

                        (iii) Any grant may specify waiting periods before
                  exercise and permissible exercise dates or periods.

                        (iv) Any grant may specify that such Appreciation Right
                  may be exercised only in the event of, or earlier in the event of, a Change in Control.

                        (v) Any grant may provide for the payment to the
                  Participant of dividend equivalents on the grant in cash or Common Shares on a current, deferred or contingent basis.

                        (vi) Any grant may specify Management Objectives that
                  must be achieved as a condition of the exercise of such rights.

                        (vii) Each grant of Appreciation Rights will be
                  evidenced by an agreement executed on behalf of the Company by an officer of the Company and delivered to and accepted by the Participant, which agreement will describe such Appreciation Rights, identify the related Option Rights (if applicable), state that such Appreciation Rights are subject to all the terms and conditions of this Plan, and contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

                  (c) Any grant of Tandem Appreciation Rights will provide that such Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation.

                  (d) Regarding Free-Standing Appreciation Rights only:

                        (i) Each grant will specify in respect of each
                  Free-Standing Appreciation Right a Base Price, which will be equal to or greater than the Market Value per Share on the Date of Grant;

                        (ii) Successive grants may be made to the same
                  Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

                        (iii) No Free-standing Appreciation Right granted under
                  this Plan may be exercised more than 10 years from the Date of Grant.

         SECTION 6. RESTRICTED SHARES.

         The Committee may also authorize the grant or sale of Restricted Shares to Participants upon such terms and conditions as the Committee may determine in accordance with the following provisions:

                  (a) Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer referred to below.

                  (b) Each such grant or sale may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Market Value per Share on the Date of Grant.

                  (c) Each such grant or sale will provide that the Restricted Shares covered by such grant or sale will be subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code, except (if the Committee so determines) in the event of a Change in Control, for a period of not less than 3 years to be determined by the Committee on the Date of Grant.

                  (d) Each such grant or sale will provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant. Such restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee.

                  (e) Any such grant or sale may be further conditioned upon the attainment of Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such shares. Each grant may specify, in respect of such Management Objectives, a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Shares on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.

                  (f) Any such grant or sale may require that any or all dividends or other distributions paid on the Restricted Shares during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award or such other restrictions as the Committee may determine.

                  (g) Each such grant or sale will be evidenced by an agreement executed on behalf of the Company by any officer of the Company and delivered to and accepted by the Participant and containing such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, all certificates representing Restricted Shares, together with a stock power endorsed in blank by the Participant with respect to such shares, will be held in custody by the Company until all restrictions on such Restricted Shares lapse.

         SECTION 7. DEFERRED SHARES.

         The Committee may also authorize grants or sales of Deferred Shares to Participants upon such terms and conditions as the Committee may determine in accordance with the following provisions:

                  (a) Each such grant or sale will constitute the agreement by the Company to deliver Common Shares to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify.

                  (b) Each such grant or sale may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Market Value per Share on the Date of Grant.

                  (c) Each such grant or sale will be subject to a Deferral Period fixed by the Committee on the Date of Grant, and any such grant or sale may provide for the earlier termination of such period in the event of a Change in Control.

                  (d) During the Deferral Period, the Participant will not have any right to transfer any rights under the subject award, will not have any rights of ownership in the Deferred Shares and will not have any right to vote such shares, but the Committee may on or after the Date of Grant authorize the payment of dividend equivalents on such shares in cash or additional Common Shares on a current, deferred or contingent basis.

                  (e) Each such grant or sale will be evidenced by an agreement executed on behalf of the Company by any officer of the Company and delivered to and accepted by the Participant and containing such terms and provisions, consistent with this Plan, as the Committee may approve.

         SECTION 8. PERFORMANCE SHARES AND PERFORMANCE UNITS.

         The Committee may also authorize grants of Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives upon such terms and conditions as the Committee may determine in accordance with the following provisions:

                  (a) Each such grant will specify the number of Performance Shares or Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors, except that no such adjustment will be made in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

                  (b) The Performance Period with respect to each Performance Share or Performance Unit will be determined by the Committee on the Date of Grant, and may be subject to earlier termination in the event of a Change in Control except that no such acceleration will be made in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

                  (c) Each grant of Performance Shares or Performance Units will specify Management Objectives that, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level of achievement below which no payment will be made and will set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum level, but falls short of full achievement of the specified Management Objectives.

                  (d) Each such grant will specify the time and manner of payment of Performance Shares or Performance Units that have been earned. Any grant may specify that any such amount may be paid by the Company in cash, Common Shares or any combination of cash and Common Shares and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.

                  (e) Any grant of Performance Shares may specify that the amount payable with respect to such grant may not exceed a maximum specified by the Committee on the Date of Grant. Any grant of Performance Units may specify that the amount payable, or the number of Common Shares issued, with respect to the grant may not exceed maximums specified by the Committee on the Date of Grant.

                  (f) On or after the Date of Grant of Performance Shares, the Committee may provide for the payment to the Participant of dividend equivalents on such Performance Shares in cash or additional Common Shares on a current, deferred or contingent basis.

                  (g) Each grant of Performance Shares or Performance Units will be evidenced by an agreement executed on behalf of the Company by any officer of the Company and delivered to and accepted by the Participant and stating that the Performance Shares or Performance Units are subject to all of the terms and conditions of this Plan and such other terms and provisions, consistent with this Plan, as the Committee may approve.

         SECTION 9. MANAGEMENT OBJECTIVES.

                  (a) Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, division, department or function within the Company or Subsidiary in which the Participant is employed. The Management Objectives applicable to any award to a Covered Employee will be based on specified levels of or growth in one or more of the following criteria:

                        (i)   cash flow/net assets ratio;
                        (ii)  debt/capital ratio;
                        (iii) return on total capital;
                        (iv)  return on equity;
                        (v)   earnings per share growth;
                        (vi)  revenue growth; and

                        (vii) total return to shareholders.

                  (b) If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee shall not make any modification of the Management Objectives or minimum acceptable level of achievement.

         SECTION 10. TRANSFERABILITY.

                  (a) Except as otherwise determined by the Committee, no Option Right, Appreciation Right or other award granted under this Plan may be transferred by a Participant other than by will or the laws of descent and distribution. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights may be exercised during a Participant's lifetime only by the Participant or, in the event of the Participant's legal incapacity, by the Participant's guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law and court supervision.

                  (b) Any grant or award made under this Plan may provide that all or any part of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Deferral Period applicable to Deferred Shares, or upon payment under a grant of Performance Shares or Performance Units, or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions upon transfer.

                  (c) Notwithstanding the provisions of Section 10(a), if so determined by the Committee in its discretion on or after the Date of Grant, Option Rights, Appreciation Rights, Restricted Shares, Deferred Shares, Performance Shares and Performance Units will be transferable by a Participant, without payment of consideration therefor by the transferee, to any one or more members of the Participant's Immediate Family (or to one or more trusts established solely for the benefit of one or more members of the Participant's Immediate Family or to one or more partnerships in which the only partners are members of the Participant's Immediate Family), except that (i) no such transfer will be effective unless reasonable prior notice of such transfer is delivered to the Company and such transfer is thereafter effected in accordance with any terms and conditions that have been made applicable to such transfer by the Company or the Committee and (ii) any such transferee will be subject to the same terms and conditions under this Plan as the Participant.

         SECTION 11. ADJUSTMENTS.

         The Committee may make or provide for such adjustments in the (a) number of Common Shares covered by outstanding Option Rights, Appreciation Rights, Deferred Shares and Performance Shares granted under this Plan, (b) Option Price or Base Price provided in any outstanding Option Right or Appreciation Right, and (c) kind of shares covered by such awards, as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation of the Company or other distribution of assets, issuance of rights or warrants to purchase securities of the Company, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all awards so replaced. Moreover, the Committee may on or after the Date of Grant provide in the agreement evidencing any award under this Plan that the holder of the award may elect to receive an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect, or the Committee may provide that the holder will automatically be entitled to receive such an equivalent award. The Committee may also make or provide for such adjustments in the number of shares specified in
Section 3 of this Plan as the Committee in its sole discretion may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 11 except that any such adjustment to the number specified in Section 3(b)(i) may be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail so to qualify. This Section 11 may not be construed to permit the re-pricing of any Option Right in the absence of any of the circumstances described above in contravention of Section 18(b) of this Plan.

         SECTION 12. FRACTIONAL SHARES.

         The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

         SECTION 13. CHANGE IN CONTROL.

         For purposes of this Plan, a "Change in Control" means the occurrence at any time of any of the following events:

                  (a) The Company is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock immediately prior to such transaction;

                  (b) The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock immediately prior to such sale or transfer;

                  (c) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 15% or more of the Voting Power;

                  (d) The Company files any report, proxy statement or other document with the Securities and Exchange Commission pursuant to the Exchange Act disclosing that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

                  (e) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors cease for any reason to constitute at least a majority of Directors, unless the election, or the nomination for election by the Company's shareholders, of each Director first elected during such period was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of any such period.

         Notwithstanding the foregoing provisions of Section 13(c) and (d) above, a "Change in Control" will not be deemed to have occurred for purposes of this Plan solely because (i) the Company, (ii) an entity in which the Company directly or indirectly beneficially owns 80% or more of the voting securities, or (iii) any Company-sponsored employee stock ownership plan or other employee benefit plan of the Company either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 15% of the Voting Power or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

         SECTION 14. WITHHOLDING TAXES.

         To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the

Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit. The Company and any Participant or such other person may also make similar arrangements with respect to the payment of any taxes with respect to which withholding is not required.

         SECTION 15. CERTAIN TERMINATIONS OF EMPLOYMENT, HARDSHIP AND APPROVED LEAVES OF ABSENCE.

         Notwithstanding any other provision of this Plan to the contrary, in the event of termination of employment by reason of death, disability, normal retirement, early retirement with the consent of the Company, leave of absence to enter public service with the consent of the Company or other leave of absence approved by the Company, or in the event of hardship or other special circumstances, of a Participant who holds an Option Right or Appreciation Right that is not immediately and fully exercisable, any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, any Deferred Shares as to which the Deferral Period is not complete, any Performance Shares or Performance Units that have not been fully earned, or any Common Shares that are subject to any transfer restriction pursuant to Section 10(b) of this Plan, the Committee may, in its sole discretion, take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including without limitation waiving or modifying any limitation or requirement with respect to any award under this Plan.

         SECTION 16. FOREIGN EMPLOYEES.

         In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals, or who are employed by the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments, restatements or alternative versions may include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

         SECTION 17. ADMINISTRATION OF THE PLAN.

                  (a) This Plan will be administered by a committee of the Board (or a subcommittee thereof) composed of not less than three members of the Board, each of whom will be a "Non-Employee Director" within the meaning of Rule 16b-3. A majority of the Committee will constitute a quorum, and the acts of the members of the Committee who are present at any meeting of the Committee at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, will be the acts of the Committee.

                  (b) The interpretation and construction by the Committee of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights, Restricted Shares, Deferred Shares, Performance Shares or Performance Units and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee will be liable for any such action taken or determination made in good faith.

         SECTION 18. AMENDMENTS AND OTHER MATTERS.

                  (a) This Plan may be amended from time to time by the Committee except that any amendment that must be approved by the shareholders of the Company in order to comply with applicable law or the rules of any national securities exchange upon which the Common Shares are traded or quoted will not be effective unless and until such approval has been obtained in compliance with such applicable law or rules. Presentation of this Plan or any amendment of this Plan for shareholder approval will not be construed to limit the Company's authority to offer similar or dissimilar benefits under other plans without shareholder approval.

                  (b) The Committee shall not, without the further approval of the shareholders of the Company, authorize the amendment of any outstanding Option Right to reduce the Option Price. Furthermore, no Option Right may be cancelled and replaced with awards having a lower Option Price without further approval of the shareholders of the Company. This Section 18(b) is intended to prohibit the repricing of "underwater" Option Rights and shall not be construed to prohibit the adjustments provided for in Section 11 of this Plan.

                  (c) The Committee may require Participants, or may permit Participants to elect, to defer the issuance of Common Shares or the settlement of awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. The Committee may also provide that deferred issuances and settlements include the payment or crediting of interest on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in Common Shares.

                  (d) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary and will not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any Participant's employment or other service at any time.

                  (e) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify under particular provisions of the Code from so qualifying, such provision of this Plan will be null and void with respect to such Option Right except that such provision will remain in effect with respect to other Option Rights, and there will be no further effect on any provision of this Plan.

                  (f) The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

         SECTION 19. TERMINATION.

         No grant may be made under this Plan more than 10 years after the date on which this Plan is first approved by the shareholders of the Company, but all grants made on or prior to such date will continue in effect after that date subject to the terms of those grants and of this Plan.


EFFECTIVE: APRIL 24, 1998